July 8, 1994



Signet Banking Corporation
7 North Eighth Street
Richmond, Virginia 23219

Pioneer Financial Corporation
5601 Ironbridge Parkway
Chester, Virginia 23831

Ladies/Gentlemen:

            We have acted as special counsel to Signet Banking Corporation, a Virginia corporation ("Signet"), in connection with the proposed merger (the "Merger") of Pioneer Financial Corporation, a Virginia Corporation ("Pioneer"), with and into Signet upon the terms and conditions set forth in the Reorganization and Merger Agreement (the "Agreement") dated as of February 16, 1994, and amended as of June 1, 1994, by and among Signet, Pioneer and Pioneer Federal Savings Bank. At your request, and pursuant to
Section 5.1(e) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

            For purposes of the opinion set forth below, we have relied, with the consent of Signet and the consent of Pioneer, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Signet and of Pioneer (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus of Pioneer and Signet filed with the Securities and Exchange Commission on July 8, 1994 (the "Proxy Statement-Prospectus").

            We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Virginia.

            Based upon and subject to the foregoing, it is our opinion that, under presently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that accordingly the following will be all the material federal income tax consequences of the Merger:

    (i) No gain or loss will be recognized by the stockholders of Pioneer upon the conversion of their shares of Pioneer Common Stock solely into shares of Signet Common Stock pursuant to the terms of the Merger.

    (ii) The tax basis of the shares of Signet Common Stock into which shares of Pioneer Common Stock are converted pursuant to the Merger, including any fractional interest, will be the same as the basis of the shares of Pioneer Common Stock exchanged therefor.

    (iii) The holding period for shares of Signet Common Stock, including any fractional interest, into which shares of Pioneer Common Stock are converted will include the period that such shares of Pioneer Common Stock were held by the holder, provided such shares were a capital asset of the holder.

      (iv) The receipt of cash in lieu of a fractional share of Signet Common Stock will be treated as if a Pioneer shareholder were issued such stock and then had such stock redeemed.

            This opinion may not be applicable to Pioneer stockholders who received their Pioneer Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

            We hereby consent to the filing of this opinion with the Se-curities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of Signet Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                          Very truly yours,

                                          WACHTELL, LIPTON, ROSEN & KATZ